EXHIBIT 99.1

Woodward Announces Appointment of New Board Member David Hess

FORT COLLINS, Colo., Jan. 27, 2021 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today announced that its Board of Directors has appointed David Hess, 65, to serve on the Board, effective immediately. Mr. Hess will also serve on the Compensation Committee and the Nominating and Governance Committee of the Board.

Most recently, Mr. Hess served as the CEO for Arconic Corporation. Prior to Arconic, Mr. Hess served in numerous executive leadership roles during his 38-year career at United Technologies Corporation (“UTC”) including Executive Vice President and Chief Customer Officer for UTC Aerospace, President of Pratt & Whitney, as well as President of Hamilton Sundstrand, the UTC business where he began his professional career in 1979. Mr. Hess also brings extensive boardroom experience at public and private aerospace, defense and industrial companies.

“Mr. Hess brings a strong background in senior executive leadership roles in the aerospace & defense sectors. His deep industry experience, proven track record, collaborative style and strong technical background make him a great fit for Woodward,” said Thomas A. Gendron, Woodward Chairman of the Board and Chief Executive Officer.

Mr. Hess holds a Bachelor’s degree in Physics from Hamilton College, Bachelor’s and Master’s degrees in Electrical Engineering from Rensselaer Polytechnic Institute, and a Master’s in Management from the Sloan School of Management at the Massachusetts Institute of Technology.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Notice Regarding Forward-Looking Statements

The statements in this release contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statements and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2020.

CONTACT:	Don Guzzardo
Vice President, Investor Relations and Treasurer
970-498-3580
Don.Guzzardo@woodward.com